UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



                               SR Investment, Inc.
                               -------------------
             (Exact name of registrant as specified in its charter)


                                          1-12655
                                        ---------
        Delaware                        333-06737                59-3387041
        --------                          -------                ----------
(state or other jurisdiction           (Commission             (IRS Employer
     of incorporation)                 File Number)          Identification No.)




                   7301 Baymeadows Way, Jacksonville, FL 32256
                   -------------------------------------------
               (Address of principal executive offices) (Zip Code)


                                 (904) 281-3000
                                 --------------
              (Registrant's telephone number, including area code)


                           Common stock $.01 par value

          11 1/4 Series B Senior Secured Second Priority Notes due 2003
          -------------------------------------------------------------
            (Title of each class of securities covered by this Form)



                                      None
                                      ----
   (Title of each class of securities for which a duty to file reports under
                         Section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  [   ]       Rule 12h-3(b)(1)(ii)   [   ]
        Rule 12g-4(a)(1)(ii) [   ]       Rule 12h-3(b)(2)(i)    [   ]
        Rule 12g-4(a)(2)(i)  [   ]       Rule 12h-3(b)(2)(ii)   [   ]
        Rule 12g-4(a)(2)(ii) [   ]       Rule 15d-6             [ X ]
        Rule 12h-3(b)(1)(i)  [   ]



                 One (1) holder of common stock, $.01 par value
No holders of the  11 1/4 Series B Senior Secured Second Priority Notes due 2003
--------------------------------------------------------------------------------
(Approximate number of holders of record of each class of securities as of the certification or notice date)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                           SR Investment, Inc.
                                           -------------------
                                           (Registrant)



Date: March 25, 2002                       By: /s/ Joseph J. Whiteside
                                                  ----------------------
                                                   Joseph J. Whiteside
                                                   Chief Executive Officer


























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